Exhibit 99.1

Pacific Biosciences Announces Fourth Quarter 2016 Financial Results

Product and Service Revenue Increases by 92% Over Same Period in Previous Year

Menlo Park, Calif. – February 2, 2017 – Pacific Biosciences of California, Inc. (NASDAQ: PACB) today announced financial results for its fourth quarter ended December 31, 2016.

Revenue for the fourth quarter of 2016 totaled $25.7 million, compared to $36.3 million for the fourth quarter of 2015. Product and service revenue for the fourth quarter of 2016 increased 92.2% to $24.4 million, compared to $12.7 million for the fourth quarter of 2015. Contractual revenue for the fourth quarter of 2016 was $1.3 million, reflecting the remaining $1.3 million of amortization of the upfront payment recognizable upon the termination of the Company’s development, commercialization and license agreement with F. Hoffman-La Roche Ltd in December 2016. Contractual revenue for the fourth quarter of 2015 was $23.6 million, reflecting $20.0 million of milestone revenue from Roche and $3.6 million of quarterly amortization of the upfront Roche payment.

Gross profit for the fourth quarter of 2016 was $11.4 million, resulting in a gross margin of 44.2%, compared to gross profit of $26.5 million and a gross margin of 72.9% for the fourth quarter of 2015. The gross profit and margin for the fourth quarter of 2015 was primarily driven by the $20.0 million revenue milestone from Roche, which had a 100% gross margin. Excluding this milestone revenue, gross profit and gross margin for the fourth quarter of 2016 increased significantly over the same period in 2015 primarily as a result of the higher margin sales of the Company’s SequelTM System which was launched in the fourth quarter of 2015.

Operating expenses totaled $29.3 million for the fourth quarter of 2016, compared to $27.5 million for the fourth quarter of 2015. Operating expenses for the fourth quarters of 2016 and 2015 included non-cash stock-based compensation of $4.3 million and $3.6 million, respectively.

The net loss for the fourth quarter of 2016 was $19.0 million, compared to a net loss of $1.4 million for the fourth quarter of 2015.

Cash, cash equivalents and investments, excluding restricted cash, at December 31, 2016 totaled $72.0 million, compared to $82.3 million at December 31, 2015.

Quarterly Conference Call Information

Management will host a quarterly conference call to discuss its fourth quarter 2016 results today at 4:30 p.m. Eastern Time. Investors may listen to the call by dialing 1.888.366.7247, or if outside the U.S., by dialing +1.707.287.9330,using an Audience Passcode of 6231-3559. The call will be webcast live and will be available for replay at Pacific Biosciences’ website at http://investor.pacificbiosciences.com/ .

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ: PACB) offers sequencing systems to help scientists resolve genetically complex problems. Based on its novel Single Molecule, Real-Time (SMRT®) Technology, Pacific Biosciences’ products enable: de novo genome assembly to finish genomes in order to more fully identify, annotate and decipher genomic structures; full-length transcript analysis to improve annotations in reference genomes, characterize alternatively spliced isoforms in important gene families, and find novel genes; targeted sequencing to more comprehensively characterize genetic variations; and real-time kinetic information for epigenome characterization. Pacific Biosciences’ technology provides high accuracy, ultra-long reads, uniform coverage, and is the only DNA sequencing technology that provides the ability to simultaneously detect epigenetic changes. PacBio® sequencing systems, including consumables and software, provide a simple, fast, end-to-end workflow for SMRT Sequencing.  More information is available at www.pacb.com

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the timeline for Pacific Biosciences’ potential development of products, future uses, quality or performance of, or benefits of using, products or technologies and other future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, changes in circumstances and other factors that are, in some cases, beyond Pacific Biosciences’ control and could cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Factors that could materially affect actual results can be found in Pacific Biosciences’ most recent filings with the Securities and Exchange Commission, including Pacific Biosciences’ most recent reports on Forms 8-K, 10-K and 10-Q, and include those listed under the caption “Risk Factors.” Pacific Biosciences undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

Contact:

Trevin Rard

650.521.8450

ir@pacificbiosciences.com

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Statement of Operations

(amounts in thousands, except per share amounts)

	Three-month Periods Ended		Twelve-month Periods Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenue:
Product revenue	$20,593	$9,799	$64,609	$37,502
Service and other revenue	3,783	2,886	13,971	10,896
Contractual revenue	1,346	23,596	12,134	44,384
Total revenue	25,722	36,281	90,714	92,782
Cost of Revenue:
Cost of product revenue	11,244	7,415	34,512	30,704
Cost of service and other revenue	3,104	2,400	12,042	8,628
Total cost of revenue	14,348	9,815	46,554	39,332
Gross profit	11,374	26,466	44,160	53,450
Operating Expense:
Research and development	16,255	14,752	67,617	60,440
Sales, general and administrative	12,993	12,776	47,787	45,187
Gain on lease amendments	—	—	—	(23,043)
Total operating expense	29,248	27,528	115,404	82,584
Operating loss	(17,874)	(1,062)	(71,244)	(29,134)
Interest expense	(839)	(773)	(3,234)	(2,926)
Other income (expense), net	(317)	426	103	364
Net loss	$(19,030)	$(1,409)	$(74,375)	$(31,696)
Basic and diluted net loss per share	$(0.21)	$(0.02)	$(0.83)	$(0.42)
Shares used in computing basic and diluted net loss per share	92,660	78,327	89,148	75,614

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Balance Sheets

(amounts in thousands)

	December 31,	December 31,
	2016	2015
Assets
Cash and investments	$71,978	$82,270
Accounts receivable	11,421	5,245
Inventory	15,634	10,955
Prepaid and other current assets	9,978	12,071
Property and equipment	14,560	8,548
Long-term restricted cash	4,500	4,500
Other long-term Assets	9,813	7,518
Total Assets	$137,884	$131,107

Liabilities and Stockholders' Equity
Accounts payable	$8,359	$4,749
Accrued expenses	16,604	15,551
Deferred service revenue	8,427	7,958
Deferred contractual revenue	—	12,134
Other liabilities	3,364	1,627
Financing derivative	356	600
Notes payable	16,106	14,948
Stockholders' equity	84,668	73,540
Total Liabilities and Stockholders' Equity	$137,884	$131,107